                                                                    EXHIBIT 13.1



                         [THOMASTON MILLS LETTERHEAD]



                                                THIRD QUARTER REPORT
                                                        1997



TO THE SHAREHOLDERS:


Sales for the third quarter ended March 29, 1997 increased to $70,730,000, up 6.9% from the same quarter a year ago. Sales for the nine months were $207,815,000, up 6.0%. The Company sustained a net loss after taxes for the quarter of $1,855,000, or $.28 per share. The net loss for the nine month period was $3,738,000, or $.57 per share.

Markets for the Company's products have changed, and Thomaston Mills is in the process of changing with these markets to reinstate profits. Imports have drastically impacted the lower thread count muslin business which has been one of the Company's mainstays. Open end spun yarn prices have continued under pressure, and demand for denim has softened.

The Company's higher thread count 180,200 and 250-count sheets were well received at the New York Market earlier this month, and we are confident about securing new business from new customers for these products. The Company's new state-of-the-art dye range project continues on schedule, and it appears that the timing for this project is quite good in that demand for piece dyed fabrics and dyed career apparel fabrics is improving.

We are having a bad year, but Thomaston Mills is a great company with fine people that are all committed to reinstating profits and making Thomaston Mills a rewarding investment for the shareholders of the Company.

Sincerely,


/s/ NEIL H. HIGHTOWER
---------------------
NEIL H. HIGHTOWER
PRESIDENT AND CEO

April 22, 1997
























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                            THOMASTON MILLS, INC.


                      CONDENSED STATEMENTS OF OPERATIONS
                 (Dollars in Thousands except Per Share Data)
                                 (Unaudited)

                                                   Three Months Ended                  Nine Months Ended
                                                MARCH 29,         March 30,       MARCH 29,          March 30,
                                                     1997              1996            1997               1996
---------------------------------------------------------------------------------------------------------------
Net sales                                      $   70,730        $   66,150      $  207,815         $  196,131
Cost of sales                                      67,445            61,612         195,812            180,858
---------------------------------------------------------------------------------------------------------------
                                                    3,285             4,538          12,003             15,273
Selling, general and administrative expenses        5,724             4,785          15,856             14,786
Other income (expense) net                            120               128             283                441
---------------------------------------------------------------------------------------------------------------
                                                   (2,319)             (119)         (3,570)               928
Interest expense                                      672               836           2,458              2,402
---------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                  (2,991)             (955)         (6,028)            (1,474)
Provision for income taxes (benefit)               (1,136)             (363)         (2,290)              (560)
---------------------------------------------------------------------------------------------------------------
Net income (loss)                              $   (1,855)       $     (592)     $   (3,738)        $     (914)
---------------------------------------------------------------------------------------------------------------

Average Number of shares                        6,547,733         6,537,196       6,547,080          6,536,800
 Net income (loss) per share                   $  (0.2800)       $  (0.0900)     $  (0.5700)        $  (0.1400)
 Dividends paid per share                      $   0.0750        $   0.0725      $   0.2250         $   0.2175
---------------------------------------------------------------------------------------------------------------

                           CONDENSED BALANCE SHEETS
                            (Dollars in thousands)
                                 (Unaudited)

                                                                                  MARCH 29,          March 30,
                                                                                       1997               1996
---------------------------------------------------------------------------------------------------------------
ASSET
Current Assets
 Cash and cash equivalents                                                       $    1,297         $    1,567
 Accounts receivable                                                                 45,402             41,431
  Less allowance for uncollectible accounts                                            (415)              (415)
 Inventories                                                                         52,612             44,651
 Other current assets                                                                 4,349              2,612
---------------------------------------------------------------------------------------------------------------
                        Total Current Assets                                        103,245             89,846

Property, Plant and Equipment                                                       243,227            227,181
 Less allowance for depreciation                                                   (156,206)          (140,760)
Other assets                                                                          2,306              1,477
---------------------------------------------------------------------------------------------------------------
                                                                                 $  192,572         $  177,744
---------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Accounts payable                                                                $   13,217         $    6,677
 Accrued liabilities                                                                  7,545              6,695
 Current portion of capital lease obligations                                           376                439
 Current portion of long-term debt                                                    2,648              2,748
---------------------------------------------------------------------------------------------------------------
                        Total Current Liabilities                                    23,786             16,559

Obligations under capital leases                                                      1,203              1,533
Long-term debt                                                                       56,612             44,260
Deferred income taxes                                                                 6,874              7,233
Other liabilities                                                                       236                165
Shareholders' Equity                                                                103,861            107,994
---------------------------------------------------------------------------------------------------------------
                                                                                 $  192,572         $  177,744
===============================================================================================================